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                                                                   EXHIBIT 12(a)

                                CBS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                  YEAR ENDED DECEMBER 31,                     1997       1996       1995       1994       1993
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($ in millions)
Income (loss) before income taxes and minority interest       $ (59)     $(292)     $ 128      $  (6)     $  26
Less: Equity in income (loss) of 50 percent or less owned
  affiliates                                                      9         10         15         (3)        (2)
Add: Fixed charges                                              410        421        188         30         59
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Earnings as adjusted                                          $ 342      $ 119      $ 301      $  27      $  87
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Fixed charges:
  Interest expense                                            $ 386      $ 401      $ 184      $  26      $  55
  Rental expense                                                 24         20          4          4          4
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Total fixed charges                                           $ 410      $ 421      $ 188      $  30      $  59
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Ratio of earnings to fixed charges                               (a)        (a)      1.6x         (a)      1.5x
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

(a) Additional income before income taxes and minority interest necessary to attain a ratio of 1.00x for 1997, 1996, and 1994 would be $68 million, $302 million, and $3 million, respectively.

                                CBS CORPORATION
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